Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between Escondido-Metcalf SS, LLC, a Delaware limited liability company (“Seller”), and SST IV Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.
PURCHASE AND SALE

1.1

Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a)

Land.  That certain tract of land located at 852 Metcalf Street, Escondido, California 92025, containing approximately 1.13 acres of land, and being more particularly described on Exhibit “A” attached hereto and made a part hereof (herein, the “Land”).

(b)	Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).
(c)	Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of‑way.
(d)

Improvements.  All improvements and related amenities to be hereafter constructed on the Land by Seller in accordance with the plans and specifications set forth on Schedule “B” attached hereto and incorporated herein (the “Plans and Specifications”), containing 97,436 net rentable square feet of storage space and 1,162 rental units (herein, the “Improvements”).

(e)

Leases.  Seller’s interest under (i) all written leases, occupancy agreements and rental agreements for rental units in the Property hereafter entered into by or on behalf of Seller in accordance with the terms of this Agreement (collectively, the “Leases”), including all tenant leasing files, together with all tenant security deposits held by Seller on the Closing Date (as defined in Section 6.1 of this Agreement), (ii) all cellular tower leases relating to the Property, if any, hereafter entered into by Seller in accordance with the terms of this Agreement (the “Tower Leases”), and (iii) all billboard leases relating to the Property, if any, hereafter entered into by Seller in accordance with the terms of this Agreement (the “Billboard Leases”).

(f)

Tangible Personal Property.  All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property, if any, now or hereafter owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), including any and all items of Personal Property set forth in the Plans and Specifications.

(g)	Contracts. Seller’s interest under the “Contracts” (as defined below), if any.

(h)Intangible Property.  All intangible property (the “Intangible Property”) owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all "yellow page" advertisements, (ii) all transferable utility contracts, (iii) all transferable telephone and telecopy numbers, (iv) the Plans and Specifications, (v) all licenses, permits, engineering plans and landscape plans, (vi) all assignable warranties and guarantees relating to the Property or any part thereof, and (vii) all internet websites and other internet related property rights owned by Seller and/or any affiliate thereof and relating to the Property, including the website information, paid search campaigns and local listing information listed on Exhibit “I” attached hereto.

2.
PURCHASE PRICE

2.1

Purchase Price.  The purchase price (the “Purchase Price”) for the Property shall be the sum of Eighteen Million and no/100 Dollars ($18,000,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the “Escrow Agent” (as defined in Section 3.1(A) below) on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent.  Notwithstanding the foregoing, the parties agree that if the net rentable square footage of storage space in the Improvements, as reasonably determined by an architect designated by Purchaser, when complete is:

(A) equal to or more than 1% smaller than 97,436 net rentable square feet of storage space, Purchaser and Seller shall proceed to close (subject to  Purchaser’s right to terminate this Agreement pursuant to clause (B) below under the circumstances therein described) and the parties shall make a downward adjustment in the Purchase Price equal to $185.00 multiplied by the difference between (i) 97,436 net rentable square feet of storage space less (ii) the actual net rentable square foot of storage space contained in the as-built Improvements and

(B) more than 3.5% smaller than 97,436 net rentable square feet of storage space, Purchaser may, at Purchaser’s election, in its sole and absolute discretion, declare Seller to be in default under this Agreement and shall be entitled to its remedies described in Section 8.1 of this Agreement and to terminate Purchaser’s obligation to purchase, and Seller’s obligation to sell, the Property.

3.
EARNEST MONEY

3.1	Earnest Money.
(A)

Purchaser shall deliver to Commonwealth Land Title, 4100 Newport Place Drive, Suite 120, Newport Beach, CA 92660, Attn: Kelly Ralph (“Escrow Agent”), as agent for a national title underwriter acceptable to Purchaser (the “Title Company”), within three (3) business days after the Effective Date (as defined below), an earnest money deposit (the “Initial Deposit”) in the amount of Two Hundred Seventy Five Thousand and no/100 Dollars ($275,000.00).  In the event that Purchaser delivers the “Closing Notice” (as defined in Section 4.1.1 of this Agreement) to Seller, then within three (3) business days following the expiration of the “Approval Period” (as defined in Section 4.1.1 of this Agreement), Purchaser shall make an additional deposit (the “Additional Deposit”) with Escrow Agent in the amount of Four Hundred Seventy Five Thousand and no/100 Dollars ($475,000.00).

(B)

The Initial Deposit, together with the Additional Deposit, if delivered hereunder, and together with all interest accrued thereon, are herein collectively called the “Earnest Money”.  The Initial Deposit and the Additional Deposit, if made, shall be invested by the Escrow Agent in an FDIC-insured, interest‑bearing account as Purchaser shall direct.  If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing.  If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser by Escrow Agent.

4.
CONDITIONS TO CLOSING

4.1Seller’s Obligations.  Seller shall deliver to Purchaser (at Seller’s expense), within three (3) business days after the Effective Date, true, correct, complete and legible copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property in its possession or under its control (collectively, the “Due Diligence Items”).  Seller shall provide Purchaser with written notice at such time as Seller determines that all Due Diligence Items have been delivered to Purchaser (the “Due Diligence Delivery Notice”).  Within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, Purchaser shall confirm in writing to Seller, if such be the case, that all required Due Diligence Deliveries have been received by Purchaser, in which event the date that Purchaser receives the Due Diligence Delivery Notice shall be deemed to be the “Due Diligence Receipt Date” (herein so called) for all purposes of this Agreement.  In the event, however, that Purchaser determines that it has not been provided with all of the Due Diligence Items, then Purchaser shall provide Seller with written notice thereof (the “Missing Due Diligence Notice”), within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, enumerating with specificity in such notice which Due Diligence Items have not been provided by Seller (the “Missing Due Diligence Items”).  Within two (2) business days following Seller’s receipt of the Missing Due Diligence Notice, Seller shall provide Purchaser with the Missing Due Diligence Items, together with written notice confirming such delivery (the “Missing Due Diligence Delivery Notice”).  Within two (2) business days following Purchaser’s receipt of the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, Purchaser shall confirm in writing to Seller that Purchaser has received all required Due Diligence Items, in which event the date that Purchaser receives the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, shall be deemed to be the Due Diligence Receipt Date for all purposes of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Purchaser may request additional information, documentation or materials concerning the Property from Seller at any time after the Effective Date, and Seller agrees to use commercially reasonable efforts to provide such additional information, documentation or materials to Purchaser, provided it is within Seller’s possession or under its control, and further provided that the delivery or non-delivery of any such item shall in no manner extend the Approval Period.  Notwithstanding the foregoing provisions of this Section 4.1, should Seller (i) fail to timely deliver the Due Diligence Delivery Notice to Purchaser, as required above, or (ii) fail to timely deliver the Missing Due Diligence Delivery Notice and/or the Missing Due Diligence Items to Purchaser, as required above, then the Due Diligence Receipt Date shall not occur until Purchaser so acknowledges in writing, and until such time as Purchaser so acknowledges the occurrence of the Due Diligence Receipt Date, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

4.1.1

Approval Period.  During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the thirty-fifth (35th) day following the Due Diligence Receipt Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a)Purchaser’s being satisfied in Purchaser’s sole discretion that the Property is suitable for Purchaser’s intended use; and

(b)Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser's sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby.  In such event, this Agreement will terminate as of the date of such notice, and neither party shall have any further obligation hereunder except for the Surviving Obligations.  If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period.  In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement.  If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, neither party shall have any further obligation hereunder except for the Surviving Obligations.  In either of such events terminating this Agreement, immediately following written request from Purchaser to the Escrow Agent, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller.

4.1.2Title Commitment.  Seller shall convey good and marketable fee simple title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below).  Within ten (10) days following the Effective Date, Seller shall obtain, at its sole cost and expense, and deliver to Purchaser, a title commitment (the “Title Commitment”) for an ALTA Extended Owner's Policy of Title Insurance (the “Title Policy”), issued by the Escrow Agent on behalf of the Title Company, insuring good and marketable fee simple title to the Property, together with legible copies of all exceptions listed therein.  The Title Policy to be issued to Purchaser at Closing shall include, in addition to any other matters as may be agreed upon between Purchaser and the Title Company, affirmative coverage by endorsement or other acceptable mechanism, against mechanic’s liens arising as a result of the construction of the Improvements on the Land, such affirmative coverage to be at Seller’s sole cost and expense, and Seller shall be solely responsible for compliance with the Title Company’s usual and customary requirements for issuance of such affirmative coverage (including without limitation any security or indemnity as may be required of Seller).  Purchaser shall have ten (10) days following its receipt of the Title Commitment, legible copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller written notice of Purchaser’s objections to title (the “Title Objection Letter”).  Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing.  Seller shall notify Purchaser in writing within ten (10) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure.  In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing and proceed to Closing (in which event such waived title objection shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii)  terminate this Agreement upon written notice to Seller and receive an immediate refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, in which event neither party hereto shall have any further obligations under this

Agreement except for the Surviving Obligations.  All exceptions set forth in Schedule B of the Title Commitment which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing), exclusive of preprinted exceptions, are herein collectively called the “Permitted Encumbrances”. In the event that any update to the Title Commitment or Survey, including any update to the Title Commitment or Survey following “Substantial Completion of the Work” and/or “Completion of the Work” (as defined in Section 5.7 below), indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitment or Survey and that are unacceptable to Purchaser, in its sole discretion, Purchaser shall, within ten (10) days after receipt of any such update to the Title Commitment or Survey, notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”).  Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, (ii) any exceptions that arise in connection with construction of the Improvements, and (iii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on the Title Commitment (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto.  Upon a termination of this Agreement pursuant to the immediately preceding sentence, (a) the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (b) Purchaser shall be entitled to receive reimbursement from Seller for all out of pocket expenses incurred by Purchaser or any affiliate of Purchaser in connection with this Agreement, and (c) neither party shall have any further obligations hereunder other than the Surviving Obligations. Any liens, encumbrances or other defects or exceptions listed in Schedule B of any update to the Title Commitment not required to be eliminated by Seller of record in this Section 4.1.2, and which Seller in fact elects not to cure, shall be deemed to be included among the Permitted Encumbrances, unless Purchaser elects to terminate this Agreement as a result of Seller’s election not to cure such new title matter as provided above.

4.1.3

Survey.  Within five (5) days following the Effective Date, Purchaser shall order a current survey of the Property (the “Survey”), which shall be in form reasonably acceptable to Purchaser and shall include the following ALTA/ACSM Land Title Survey Table A Items: 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10(a), 11(b), 13, 14, 16, 17, 18, 19 and 20(a).  Additionally, within five (5) days following “Substantial Completion of the Work” (as defined in Section 5.7 below), Purchaser shall order a current as-built survey of the Property (the “Updated Survey”), dated subsequent to the date of completion of the Improvements, reflecting the location of the completed Improvements, all ALTA/ACSM Land Title Survey Table A Items referenced in the preceding sentence, and otherwise in form reasonably satisfactory to Purchaser.  All costs and expenses relating to the Survey and the Updated Survey, including all revisions thereto, shall be borne by Purchaser.

4.2

Inspection.  During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including physical and mechanical inspections, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and management reports of Seller, and (c) originals of all Leases and Contracts.  Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing, and Purchaser shall not interfere with Seller’s or any of its contractors, subcontractors, agents, agents, representatives, owners, officers, employees, invitees, permittees, or tenants (collectively, with Seller, the “Seller Parties”) activities on the Property.  Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys.  Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold the Seller Parties harmless for, from and against all claims for bodily injury or property damage which may be asserted against any Seller Party arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, excluding the discovery of pre-existing conditions on the Property, which obligation of indemnification shall survive the Closing or termination of this Agreement.  Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $2,000,000 aggregate, naming the Seller as an additional insured.  All entries onto the Property by Purchaser shall be preceded by not less than 24 hours prior notice to Seller, which may be verbal.

4.2.1  Commercial Property Disclosures.  Seller or Seller’s broker, at no cost to Purchaser, shall cause the Escrow Agent to order a commercial property disclosure report from a third party service to satisfy the statutory disclosure requirements of the California Natural Hazard Disclosure Act, and pursuant to applicable provisions of the California Government Code, California Public Resources Code and other California Codes.  The report, including the Natural Hazards Disclosure Statement to be included in the report and shall be delivered to Purchaser within ten (10) days of Escrow Agent’s acknowledgment of receipt of a fully executed copy of this Agreement.

4.3	Seller’s Representations and Warranties.

(a)Seller represents and warrants to Purchaser that, as of the Effective Date and the Closing Date:

(i)

Seller owns good and marketable fee simple title to the Property, and no party has the right or option to acquire all or any portion of the Property, other than Purchaser pursuant to the terms of this Agreement,

(ii)

Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(iii)

neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iv)	there is no existing or pending (or to Seller’s knowledge threatened) litigation affecting Seller or the Property,

(v)

Seller has no knowledge of, and has not received any written notice of, any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied,

(vi)

Seller has no knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vii)

there are no service contracts, equipment leases and/or maintenance agreements affecting the Property, other than Contracts, if any, hereafter approved in writing by Purchaser pursuant to Section 5.3 below,

(viii)	Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,
(ix)

there are and will be no parties in possession of, or claiming any possession to, any portion of the Property, other than tenants under Leases, if any, hereafter approved in writing by Purchaser pursuant to Section 5.4 below, as reflected on the rent roll to be provided by Seller to Purchaser at Closing (the “Rent Roll”),

(x)

at Closing there will be no unpaid bills or claims in connection with any construction or repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(xi)

the Rent Roll shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent shall have been given other than those reflected on such Rent Roll,

(xii)	all information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, is a true, correct and complete copy of the original thereof in all material respects,
(xiii)	Seller has no knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property,
(xiv)

Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xv)	there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,
(xvi)

the Improvements will be constructed in substantial conformity in all material respects with the Plans and Specifications, and Seller has no knowledge of, and has not received, written notice of defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property,

(xvii)

as of the date of Completion of the Work, Seller shall have no knowledge of, and shall not have received, written notice of the unremediated presence or suspected presence on the Improvements of any form of mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys,

(xviii)

except as disclosed in that certain Phase I Environmental Site Assessment Report dated February 12, 2016 by Partner Engineering and Science, Inc. for Project No. 16-155464.1, Seller has no knowledge, and has received no notice, of underground storage tanks located on or under the Property or unremediated conditions on, at or relating to the Property which are in non-compliance with “Environmental Requirements” (as defined below) or “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements,

(xix)

on or before Closing, Seller shall obtain all necessary governmental certificates, licenses and other approvals necessary for grading, building, and construction of the Improvements and a final unconditional certificate of occupancy for the Improvements allowing occupancy of the Improvements for their intended use (collectively, the “Occupancy Permits”), all of which, as of the Closing, shall be in full force and effect and not subject to revocation, suspension, forfeiture or modification,

(xx)	Seller has no knowledge, and has received no notice, that the Property is not compliant and does not conform with all applicable zoning laws, rules and regulations,
(xxi)

Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”).  Neither Seller nor any beneficial owner of Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended,

(xxii)	there are no Leases, Tower Leases or Billboard Leases affecting the Property other than those approved in writing by Purchaser, and
(xxiii)

Seller has obtained, or timely shall obtain, all building permits and other governmental approvals as may be necessary to commence construction of the Improvements, and further has obtained, or timely shall obtain, all necessary financing to enable Seller to complete construction of the Improvements.

Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser so as to be effective and deemed given as of the Closing Date.

(b)

For purposes of this Agreement, “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non‑friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property.  Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.  Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

(c) Anything to the contrary in this Agreement or in any of the agreements, instruments, or documents related to this Agreement (collectively, with this Agreement, the “Sale Documents”) notwithstanding, except for the representations and warranties set forth in Section 4.3 above and in the Sale Documents (collectively, the “Seller Warranties”), neither Seller nor any of the other Seller’s Parties has made, is making, or shall later be deemed to have made any warranty or representation of any kind or character whatsoever, express or implied, with respect to the availability, acceptability, quality, adequacy, existence, status, nature, type, character, accuracy, or consequence of (1) part or all of the Property, the Improvements, the Work, or the Plans and Specifications, (2) any other property, (3) any of the Leases, (4) any of the Contracts, (5) any survey or matter of title, (6) any zoning, land use, subdivision, or entitlement matter or any voter referendum or initiative, (7) any condition, cost, expense or fee (including without limitation any condition, cost, expense or fee associated with any tract or parcel map), (8) any business, economic, market, or marketing matter, (9) any tax consequence, (10) any legal or environmental condition, (11) any operating history or projection, (12) any value or valuation, (13) any governmental approval or agreement, (14) any law, ordinance, rule, standard, requirement, or regulation (including, without limitation, the American with Disabilities Act, as it may be amended from time to time, and any other health, building, access, or safety law, ordinance, rule, requirement, or regulation), (15) any Environmental Requirement or any other environmental or hazardous materials or substances law, (16) any Hazardous Material, (17) any or all of the Due Diligence Items, (18) the size, area, or boundaries of any of the land, any improvements thereon, or any other element of the Property, (19) any encroachment, adverse possession, or prescriptive easement, or any fact or condition relating to any of them, (20) any legal or physical access, (21) any availability of utilities, (22) the physical condition or aspects of the Property or the Improvements, including, but not limited to, their structural elements, seismic aspects, foundations, roofs, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, soils, and utility systems, facilities, and appliances, the square footage of any of the Improvements and the square footage of any tenant space therein, (23) the acts, omissions, or statements of any or all of the Seller’s Parties or the quality, nature, or adequacy of any of their work, work product, correspondence, reports, studies, recommendations, findings, or determinations, (24) the habitability, merchantability, or fitness, suitability, value or adequacy of the Property or Improvements for any purpose, (25) the quality of any labor or materials used in the Improvements, or (26) any other matter or thing of any nature whatsoever relating to or affecting or similar to any of the foregoing matters (collectively, all of the foregoing matters described in this sentence above, the “Project Matters”). In addition, except for the Seller Warranties, Purchaser has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller or any other Seller’s Party. Purchaser has conducted and will conduct complete and thorough inspections and investigations of all of the Project Matters, and, except for the Seller Warranties, Purchaser shall rely solely upon such inspections and investigations or Purchaser shall be deemed to have determined to not conduct such inspections and investigations. In either event, except as to the Seller Warranties, Purchaser shall be deemed to have assumed all risks associated with all of the Project Matters and the risk that adverse matters may not have been revealed by any of Purchaser’s inspections and investigations. Purchaser acknowledges and agrees that, except for Purchaser’s reliance upon the Seller Warranties (i) upon the closing, Seller shall sell and convey the Property "as is," "where is," and "with all faults," (ii) as of the Effective Date and the Closing Date, the Property shall be in its "as is," "where is," and "with all faults" condition, (iii) there are no oral agreements, warranties, or representations, collateral to or affecting part or all of the Project Matters by Seller or any other Seller’s Party, and (iv) nothing related to Project Matters shall affect any of Purchaser’s obligations under any of the Sale Documents. The terms and provisions of this Section 4.3 (c) shall expressly survive Closing and the termination of this Agreement.

4.4

Conditions Precedent to Closing.  It shall be a condition precedent to Purchaser's obligations to consummate this transaction that (a) all representations and warranties made herein by Seller are true and correct in all respects as of the Closing Date, and all covenants made by Seller herein are complied with, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, or proceedings or assignments for the benefit of creditors, bankruptcy, reorganization or other insolvency proceedings involving Seller or any of its affiliates that could adversely affect the operation or value of the Property or Seller's ability to perform its obligations under this Agreement, and (c) as of the Closing Date, the Improvements shall have been constructed in substantial conformity in all material respects with the Plans and Specifications, free from any liens or other claims, and all Occupancy Permits shall have been issued with respect thereto; failing which, Purchaser, at its option, and in addition to any other remedy available as the result of Seller’s breach of this Agreement, shall be entitled to terminate this Agreement and receive a return of the Earnest Money.

5.

COVENANTS OF SELLER

5.1Insurance.  From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its full replacement cost against fire and other hazards covered by extended coverage endorsement, including at all time maintaining builder’s risk insurance at completed value, with wind and flood coverage, and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in an amount not less than Three Million and no/100 Dollars ($3,000,000.00), and to pay all premiums for such insurance prior to the applicable due dates.

5.2Operation of Property.  Following completion of the Improvements, and through and including the Closing Date, Seller agrees to operate and maintain the Property in the normal course of business and in a commercially reasonable manner.

5.3Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party service contracts which are approved by Purchaser, in writing, in Purchaser’s discretion (herein, the “Contracts”).

5.4Leasing of Property.  From the Effective Date through and including the Closing Date, Seller agrees not to (i) enter into any leases, including Tower Leases and Billboard Leases, without Purchaser’s prior written consent, to be granted or withheld in Purchaser’s discretion, or (ii) amend, terminate or accept the surrender of any leases, including Tower Leases and Billboard Leases, if any, or directly or indirectly grant any discounts or rental concessions to any tenant of the Property, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s discretion.  Seller represents and warrants to Purchaser that (i) no leases have been or shall be entered into with (I) any party that, directly or indirectly, has an ownership interest in Seller, or is otherwise in any manner affiliated with Seller (an "Affiliate") or (II) any of Seller’s or any of its Affiliates’ respective officers, directors, principals, managers, members, partners, shareholders, agents and/or representatives.  Additionally, following completion of the Improvements, Seller agrees to enter into leases provided to Seller by Purchaser, which shall be on terms and conditions, and on such form lease, as may be satisfactory to Purchaser, in its discretion.

5.5Listing of Property for Sale.  From the Effective Date through and including the Closing Date or the earlier termination of this Agreement, Seller agrees to not list, verbally or in writing, the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements, including back-up contracts, regarding any disposition of the Property.

5.6Obligation to Provide Notices.  Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

5.7Construction of Improvements.

(a)Seller’s Construction Obligations.  Seller shall at all times diligently prosecute “Completion of the Work” (as hereinafter defined), including construction of the Improvements (the "Work") with all due diligence in substantial accordance in all material respects with the Plans and Specifications and otherwise in accordance with this Agreement.  Seller agrees to deliver Completion of the Work no later than 395 days after the expiration of the Approval Period (the “Outside Completion Date. No changes may be made to the Plans and Specifications except to the extent reasonably required by (i) Seller owing to any soils condition, engineering issue, unavailability of labor, services, or materials, or any other matter reasonably outside of the control of Seller, subject to Purchaser’s prior written consent thereto or (ii) any law, rule, ordinance, regulation, action, order, inspection, permit, directive, condition, or review of any governmental agency (each, a “Government Action”). All references in this Agreement to the Plans and Specifications, the Improvements, and the Work shall be deemed to mean such matters as amended or modified time to time in accordance with the preceding sentence.

(b)Substantial Completion of Work and Punchlist Items.   At such time as Seller determines that “Substantial Completion of the Work” (as defined below) has occurred, Seller shall provide Purchaser with written notice thereof.  Within ten (10) days following Purchaser’s receipt of such notice, Seller and Purchaser shall perform a walk-through of the Improvements and, based upon such walk-through, Seller and Purchaser shall prepare a detailed punchlist setting forth items to be corrected or otherwise completed to bring the Improvements into substantial conformity in all material respects with the Plans and Specifications (collectively, the “Punchlist Items”) and reasonably estimating the cost of such work (the “Punchlist Estimate”), provided, however, that notwithstanding anything herein to the contrary, in the event the walk-through results in items to be corrected or otherwise completed that would result in a Punchlist Estimate in excess of $25,000, Closing shall not occur until Seller has reduced the number of Punchlist Items so that the Punchlist Estimate at Closing is $25,000 or less, which Seller agrees shall occur no later than the Outside Completion Date. At Closing, Seller shall deposit an amount equal to one hundred twenty-five percent (125%) of the Punchlist Estimate (the “Punchlist Escrowed Funds”) in escrow with the Title Company pursuant to an escrow agreement in form reasonably acceptable to Seller and Purchaser. If Seller shall not have corrected or completed any of the Punchlist Items by the thirtieth (30th) day after the Closing Date, then Purchaser shall be entitled to draw on the Punchlist Escrowed Funds to correct and complete the Punchlist Items. If, after the one hundred fiftieth (150th) day after the Closing Date, a balance remains in the Punchlist Escrow Funds without claim by Purchaser, then the balance shall be paid to Seller. For purposes of this Section 5.7(b), “Substantial Completion of the Work” shall mean the stage in the progress of the Work when the Work is sufficiently complete in accordance with the Plans and Specifications so that the Improvements can be occupied for their intended use.

(c)Completion of the Work.  The term "Completion of the Work" shall mean the date upon which all of the following shall have occurred, as acknowledged by Purchaser in writing:

(i)	Seller shall have provided Purchaser with evidence satisfactory to Purchaser that all utilities required by the Plans and Specifications have been installed and are fully operational;

(ii)

Except for the Punchlist Items, the Work shall have been completed in substantial conformity in all material respects with the Plans and Specifications and all applicable laws, ordinances, codes, rules and regulations, including without limitation, building codes and standards, and an architect designated by Purchaser and structural engineer designated by Purchaser (as to foundations and slabs) shall have provided completion certificates to Purchaser in form satisfactory to Purchaser;

(iii)	the Occupancy Permits shall have been issued for the Property by all applicable governmental authorities, copies of all of which shall have been provided to Purchaser;

(iv)

any and all assessments, public or private, special or general (except for assessments for the financing of public improvements being collected periodically with real property taxes and except for assessments to the extent accruing and pertaining to the period after the Closing Date) arising out of or in connection with, or in any manner pertaining to, the prosecution of the Work or any portion thereof, including, but n

(v)

ot limited to, paving assessments and/or liens and assessments for or relating to the construction of sewer, water, electric or other utility facilities, shall have been paid in full, and Seller shall have delivered to Purchaser evidence of the same;

(vi)

except for amounts payable with respect to Punchlist Items, all amounts due to contractors, subcontractors and material suppliers with respect to the Work shall have been paid in full, and no liens shall have been filed or threatened with respect to the Work nor any claims made which could result in a lien being filed against the Property without bonding or other reasonable provisions made therefor;

(vii)

Seller shall have provided Purchaser with final lien waivers from the general contractor and each subcontractor and supplier of material with respect to the Work, except with respect to Punchlist Items;

(viii)	The Land and Improvements shall be in a neat, clean and orderly condition, with no debris, trash or construction equipment located thereon; and

(ix)	Purchaser shall have received the Updated Survey, in form satisfactory to Purchaser, reflecting completion of the Work.

5.8Management of Property.  It is understood and agreed that the Property shall be managed by a party designated by Purchaser (the “Property Manager”), pursuant to the terms of a management agreement (the “Management Agreement”) to be entered into and executed by Seller and Property Manager, upon Purchaser’s request.  The Management Agreement shall be in form reasonably acceptable to  Seller and Purchaser, and shall provide for a management fee equal to 6% of monthly gross revenues.  In this regard, Seller agrees that, prior to Closing and following execution of the Management Agreement, the Property Manager shall be permitted to enter into lease agreements with space tenants, on Seller’s behalf, which leases shall be in form and upon terms satisfactory to Purchaser.

5.9Signage. Provided that Purchaser shall not interfere with any Seller Party’s  activities on the Property (a) Seller agrees that Purchaser shall be entitled to install temporary signage on the Land at any time following the Effective Date announcing the self-storage facility to be constructed on the Land and (b) Seller further agrees that at any time following the Effective Date, Purchaser shall have the right to add permanent signage to the Land and the Improvements, at Purchaser’s discretion, subject to any applicable governmental requirements.

5.10Assignment of Contractor Warranties.  At the Closing, Seller shall assign to Purchaser all warranties and guaranties under that certain Construction Contract (the “Construction Agreement”), to be entered into by and between Seller, as owner, and ARCO/Murray National Dallas, Inc. (“Contractor”), as general contractor, a copy of which will be incorporated into this Agreement as Exhibit “E” upon execution, covering the construction of the Improvements, pursuant to an Assignment of Contractor Warranties in form attached hereto as Exhibit “F” and incorporated herein (the “Assignment of Contractor Warranties”).  The Construction Agreement shall not be modified, amended or terminated in any respect without Purchaser’s prior written consent, which may be granted or withheld in Purchaser’s discretion.

5.11Assignment of Subcontractor Warranties.  At the Closing, Seller shall cause Contractor to assign to Purchaser, pursuant to an Assignment of Subcontractor Warranties in form attached hereto as Exhibit “G” and incorporated herein (the “Assignment of Subcontractor Warranties”), all of Contractor’s rights with respect to the “Subcontractor Warranties” (as defined in the Assignment of Subcontractor Warranties).

5.12Assignment of Architect’s Warranties.  At the Closing, Seller shall cause Magellan Architecture (“Architect”), to assign to Purchaser, pursuant to an Assignment of Architect’s Warranties in form attached hereto as Exhibit “H” and incorporated herein (the “Assignment of Architect’s Warranties”), all of Seller’s rights with respect to the “Architect’s Warranties” (as defined in the Assignment of Architect’s Warranties).

5.13Seller Warranty.  At the Closing, Seller shall deliver to Purchaser a construction warranty (the “Seller’s Construction Warranty”), in the form attached hereto as Exhibit “I” and incorporated herein, warranting the Improvements to be free from defects in materials or workmanship for a period of twelve (12) months following the Closing Date  (the “Warranty Period”).  At Closing, Seller shall place the sum of $100,000.00 (the “Warranty Escrowed Funds”), in escrow with the Title Company, pursuant to an escrow agreement in form reasonably acceptable to Seller and Purchaser (the “Warranty Escrow Agreement”), to be held until the later to occur of (i) the expiration of the Warranty Period, or (ii) final resolution of any warranty claim made by Purchaser within the Warranty Period. The Warranty Escrowed Funds shall be disbursed to Purchaser in compensation for any Seller default under Seller’s Construction Warranty, subject to the terms of the next sentence. To the extent no warranty claim is made by Purchaser prior to the expiration of the Warranty Period or final resolution of any such warranty claim has occurred prior to the expiration of the Warranty Period, the Warranty Escrowed Funds, or balance thereof then remaining, shall thereafter be disbursed to Seller, provided that if such a claim has been made by Purchaser without final resolution and a balance remains after payment of all warranty claims from the Warranty Escrowed Funds to Purchaser, said balance shall be disbursed to Seller.

6.
CLOSING

6.1

Closing.  Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the date (the “Closing Date”) that is fifteen (15) days following Completion of the Work; provided, however, that in the event Completion of the Work has not occurred by the Outside Completion Date, then Seller shall be in default under this Agreement, and Purchaser shall be entitled to pursue any remedies available to Purchaser under Section 8.1 below.  Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.

6.2	Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.
6.3

Proration.  All rents, other amounts payable by the tenants under the Leases, including the Tower Leases and Billboard Leases, if any, and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date.  To the extent any such rents, real estate taxes, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing, Purchaser’s and Seller’s obligation to pay their prorata share of said amounts (as calculated in accordance with the previous sentence) shall survive Closing. To the extent any real property taxes or assessments shall accrue before the Closing (including, without limitation, any real property taxes or assessments accruing with respect to any of the Work) and be due and payable on or after Closing, such taxes and assessments shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless therefrom, which obligations of Seller expressly shall survive Closing.  Purchaser shall be solely responsible for all real property taxes and assessments accruing and pertaining to the period on and after the Closing with respect to the Work or the sale of the Property contemplated hereby or otherwise accruing and pertaining to the period on and after the Closing, and Purchaser hereby agrees to indemnify and hold Seller harmless therefrom, which obligations of Purchaser expressly shall survive Closing. Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise utilities shall be prorated at Closing.  Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a)

If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases, including the Tower Leases and Billboard Leases, if any, and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller, with Purchaser receiving the portion of all such rentals attributable to the period from and after Closing, which proration obligation expressly shall survive Closing. For a period of thirty (30) days following Closing, if any rents which are delinquent as of Closing are actually received by Purchaser, in good funds, all such amounts shall first be applied to post‑closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to Seller within thirty (30) days following Purchaser’s receipt thereof, to the extent, and only to the extent, of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing.  Notwithstanding the foregoing provisions of this Section 6.3(a), all rentals that are received by Purchaser more than thirty (30) days following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto.  If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser.  Seller agrees that, after the Closing, it shall not file any action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b)

If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation.  The proration shall allow for any available discount.  Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing.

(c)	Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of the Property pursuant to any declaration or restriction affecting the Property.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4

Closing Costs and Credits.  Purchaser shall pay, on the Closing Date, (a) all escrow fees of the Escrow Agent, (b)  all recording costs relating to the Deed, (c) all title insurance premiums for any extended nature of the Title Policy and any endorsements desired by Purchaser with respect to the Title Policy, (d) all costs relating to the Survey and the Updated Survey, and (e) the fees of Purchaser’s counsel.  Seller shall pay, on the Closing Date, (v) all costs and expenses of whatsoever nature relating to construction of the Improvements, (w) all title insurance premiums as if the Title Policy were a CLTA standard title policy and mechanic’s lien coverage, (x) all applicable transfer taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (y) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs.  Additionally, on the Closing Date, Seller shall leave petty cash in the amount of Three Hundred and no/100 Dollars ($300.00) on site at the Property, which amount shall be reimbursed by Purchaser to Seller at Closing as a credit in favor of Seller on the closing statement.

6.5

Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a)

Deed.  Grant Deed (the “Deed”) conveying the Land and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B” and incorporated herein, subject only to the Permitted Encumbrances.  The description of the Land provided with the Updated Survey shall be the description used in the Deed.

(b)

Assignment of Personal Property, Service Contracts, Warranties and Leases.  An Assignment of Personal Property, Service Contracts, Warranties and Leases (the “Assignment of Personal Property”), in the form attached to this Agreement as Exhibit “D” and incorporated herein.

(c)

Evidence of Authority.  Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d)

Foreign Person.  An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended, in form attached to this Agreement as Exhibit “C” and incorporated herein.

(e)	Leases. The originals of all of the Leases, and the Tower Leases and Billboard Leases, if any.
(f)	Contracts. The originals of all of the Contracts.
(g)

Termination of Management Agreement.  Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(h)

Affidavit.  An affidavit in the form required by the Escrow Agent to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity.

(i)	Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.3(a).
(j)

Title Policy.  The Title Policy, issued by the Escrow Agent on behalf of the Title Company, in the form approved by Purchaser and subject only to the Permitted Encumbrances; provided that in the event the Title Policy is not available at Closing, then the Escrow Agent shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment”, committing to issue the Title Policy in the form approved by Purchaser and subject only to the Permitted Encumbrances, or (ii) a proforma owner’s title policy, in the form approved by Purchaser and subject only to the Permitted Encumbrances, with the Title Policy to be delivered to Purchaser as promptly after Closing as reasonably possible.

(k)	Contractor Warranties. The Assignment of Contractor Warranties, executed by Seller and Contractor;
(l)	Subcontractor Warranties. The Assignment of Subcontractor Warranties, executed by Contractor;

(m)	Architect’s Warranties. The Assignment of Architect’s Warranties, executed by Seller and Architect;
(n)	Seller’s Warranties. The Seller’s Construction Warranty;
(o)

California Withholding.  California Form 593-C with respect to Seller, as to any applicable exemption from California withholding tax.   If no exemption is claimed, the Escrow Agent, in its capacity as escrow holder, shall withhold the required amount of California state tax from Seller’s proceeds of sale and remit same to the California Franchise Tax Board;

(p)	Warranty Escrow Agreement. The Warranty Escrow Agreement; and
(q)

Seller’s Closing Statement.  Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

6.6	Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to Escrow Agent the following:
(a)

Purchase Price.  The Purchase Price (net of the Earnest Money, to be applied as a credit against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent;

(b)	Contractor Warranties. The Assignment of Contractor Warranties, executed by Purchaser;
(c)	Subcontractor Warranties. The Assignment of Subcontractor Warranties, executed by Purchaser;
(d)	Architect’s Warranties. The Assignment of Architect’s Warranties, executed by Purchaser;
(e)

Evidence of Authority.  Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement;

(f)	Warranty Escrow Agreement. The Warranty Escrow Agreement; and
(g)

Purchaser’s Closing Statement.  Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

6.7Cooperation. After the Closing Date, Purchaser shall use its commercially reasonable efforts to cooperate with Seller, without cost,r expense or liability to Purchaser and without relieving Seller of any of its obligations under this Agreement, in Seller’s effort to release any bond or other security rendered from time to time by Seller in order to release any mechanics, materialmen’s, or labor lien associated with the Work, which obligations of Purchaser expressly shall survive Closing.

7.
RISK OF LOSS

7.1

Condemnation.  If, prior to the Closing, action is initiated to take all or any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may on or before 30 days after Purchaser’s receipt of notice thereof either (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2

Casualty.  Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property suffers any damage equal to or in excess of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) prior to the Closing from fire or other casualty, Purchaser may on or before 30 days after Purchaser’s receipt of notice thereof either (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations (provided, however, that Purchaser shall not be entitled to terminate this Agreement or obtain a refund of the Earnest Money if, within 15 days of the date the Property is damaged, Seller shall be able to demonstrate reasonably to Purchaser that Seller can repair such damage and proceed with construction of the Improvements so that Completion of the Work occurs prior to the Outside Completion Date, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss, and there shall be no other reduction in the Purchase Price. If the Property suffers any damage less than Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) prior to the Closing, Purchaser will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss, and there shall be no other reduction in the Purchase Price.

8.
DEFAULT

8.1

Breach by Seller. Subject to Section 8.3 below, if Seller does not timely sell the Property to Purchaser in breach of Seller’s obligations under this Agreement, then (a) Purchaser shall be entitled to either (i) pursue the remedy of specific performance of Seller’s obligations under this Agreement in accordance with applicable law, provided that Purchaser files in a court of competent jurisdiction and serves on Seller a complaint for a specific performance action within ninety (90) days of the date on which Purchaser first becomes aware of Seller’s default, except that, in the event specific performance for any reason is not available, then Purchaser shall be entitled to recover damages from Seller as described in Section 8.1(ii) below, or (ii) terminate this Agreement, receive a refund of the Earnest Money, and pursue an action against Seller to recover damages incurred by Purchaser and/or any affiliates of Purchaser in connection with the transaction contemplated by this Agreement and (b) in addition to the foregoing remedies, if Purchaser is not in material breach of its obligations under this Agreement and Seller, directly or indirectly, sells the Property for a purchase price in excess of the Purchase Price within a period of one (1) year following the date of the above default by Seller (including by virtue of the direct or indirect transfer of ownership interests in Seller), then Seller shall be obligated to pay any such excess amount to Purchaser, less the escrow, title, closing, reasonable attorneys fees, and other reasonable and customary third party costs of such sale, in cash, as damages for Seller’s default hereunder (the “Excess Sale Amount”).

Anything to the contrary in any of the Sale Documents notwithstanding, to the fullest extent permitted by applicable law, whether or not the Closing shall have occurred (I) under no circumstances shall Purchaser be entitled to any damages in excess of Three Hundred Fifty Thousand and no/100 Dollars ($350,000.00) (the “Damages Ceiling;” which Damages Ceiling shall not be deemed to include any portion of the Punchlist Escrowed Funds), provided, however, that if Seller does not timely sell the Property to Purchaser in breach of Seller’s obligations under this Agreement and, further, the circumstances described in clause (b) of the immediately preceding paragraph shall have occurred, the Damages Ceiling shall not limit the Excess Sale Amount and (II) Purchaser shall not assert, and Purchaser hereby waives and acknowledges that Purchaser shall have no claim against Seller on any theory of liability for, special, indirect, consequential, or punitive damages or lost profits (as opposed to direct, compensatory damages). The parties have read and understand the provisions of this Section 8.1 and by their signatures immediately below agree to be bound by its terms. The terms and provisions of this Section 8.1 shall expressly survive Closing and the termination of this Agreement.

SELLER:PURCHASER:

8.2Breach by Purchaser.  In the event ESCROW FAILS TO CLOSE DUE TO a default by Purchaser under this Agreement not cured within the applicable notice and cure period set forth in Section 8.3 below, Purchaser and Seller agree that Seller would suffer damages in an amount which would be impractical and extremely difficult to ascertain.  In addition, Purchaser wishes to have a limitation placed upon Purchaser’s potential liability in the event of a default by Purchaser, and wishes to induce Seller to waive other remedies.  Purchaser and Seller, after due negotiation, agree that the amount of the EARNEST MONEY at the time of Purchaser’s default represents a reasonable estimate of the damages which Seller will sustain IF ESCROW FAILS TO CLOSE DUE TO AN event of a default by Purchaser WHICH IS NOT CURED WITHIN THE APPLICABLE NOTICE AND CURE PERIOD. In the event of a default by Purchaser WHICH IS NOT CURED WITHIN THE APPLICABLE NOTICE AND CURE PERIOD, Seller may terminate this Agreement by written notice to Purchaser, cancel the escrow and retain the EARNEST MONEY as liquidated damages.  Such retention of the EARNEST MONEY is Seller's sole and exclusive remedy and is intended to constitute liquidated damages to Seller.  Seller waives any rights it may have to seek specific performance under California Civil Code section 3389.  Following termination of this Agreement, cancellation of the escrow, and retention of the EARNEST MONEY as liquidated damages, Purchaser and Seller shall have no further rights or obligations under this Agreement, except for the Surviving Obligations.  The parties HAVE READ

AND UNDERSTAND THE PROVISIONS OF THIS SECTION 8.2 AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS. THE TERMS AND PROVISIONS OF THIS SECTION 8.2 SHALL EXPRESSLY SURVIVE CLOSING AND THE TERMINATION OF THIS AGREEMENT.

SELLER:PURCHASER:

8.3Notice and Cure.  In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, (ii) Seller shall only be entitled to receive no more than three (3) such notices with respect to Seller’s construction obligations under this Agreement, and (iii) in no event shall any such notice and cure period result in an extension of the Closing Date or the Outside Completion Date.

9.
MISCELLANEOUS

9.1

Notices.  All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either:  (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, postage prepaid, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day.  For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	Escondido-Metcalf SS, LLC
3595 Cadillac Avenue, Suite 101
Costa Mesa, California 92626
Attn: Russ Colvin

rcolvin@northamericanselfstorage.com

Tel: (714) 716-8882
Fax: (714) 716-8884

with a copy to:	Mr. Michael D. Capaldi
Spach, Capaldi & Waggaman, LLP
4675 MacArthur Court, Suite 550
Newport Beach, California 92660
mdcapaldi@scwlawfirm.com
Tel: (949) 724-4040

Fax: (949) 724-4041

If to Purchaser:	SST IV Acquisitions, LLC

10 Terrace Road

Ladera Ranch, CA  92694

Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606

with copies to:	SST IV Acquisitions, LLC
8235 Douglas Ave #815
Dallas, Texas 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Fax: (949) 429-6606; and

Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas  75201
Attn:  Charles Mersky, Esq.
Tel:  (214) 922-8800
Fax:  (214) 922-8801

If to Escrow Agent:	Commonwealth Land Title
4100 Newport Place Drive, Suite 120
Newport Beach, CA 92660
Attn: Kelly Ralph
Tel: (949) 724-3135
Fax: (714) 459-7199

9.2

Real Estate Commissions.  Pursuant to a separate written agreement, Seller has agreed to pay Self Storage Investment Services, Inc. (“Broker”) a real estate commission upon consummation of the transaction contemplated by this Agreement.  Except for Seller’s agreement with Broker, neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party.  Purchaser agrees to indemnify, defend and hold harmless Seller for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Seller agrees to indemnify, defend and hold harmless Purchaser for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker.  Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3

Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4	Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.
9.5	Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.
9.6

Time of Essence.  Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement, or the date for performance specified in this Agreement, falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of California, then, in such event, the time of such period, or the date for such performance, shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7

Governing Law.  This Agreement shall be governed by the laws of the State of California (without regard to the laws of the State of California concerning conflicts of laws) and the laws of the United States pertaining to transactions in such State.

9.8

Successors and Assigns; Assignment.  This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, one or more times, to (i) an affiliate of Purchaser, (ii) an entity in which SS Growth Operating Partnership, L.P., a Delaware limited partnership, Strategic Storage Growth Trust, Inc., a Maryland corporation, Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership, Strategic Storage Trust II, Inc., a Maryland corporation, Strategic Storage Trust IV, Inc., a Maryland corporation, Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership, Strategic Student Senior and Storage Trust, Inc., a Maryland corporation, and/or SSSST Operating Partnership, L.P., a Delaware limited partnership, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee; provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder.

9.9

Invalid Provision.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10

Attorneys’ Fees.  In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

9.11

Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.  Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12	Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.
9.13	Exhibits. The following schedules, exhibits and other documents are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:
(a)	Schedule A, List of Due Diligence Documents
(b)	Schedule B, List of Plans and Specifications
(c)	Exhibit A, Legal description of the Land
(d)	Exhibit B, Form of the Deed
(e)	Exhibit C, Form of the Non-Foreign Affidavit;
(f)	Exhibit D, Form of the Assignment of Personal Property
(g)	Exhibit E, Construction Agreement
(h)	Exhibit F, Form of the Assignment of Contractor Warranties
(i)	Exhibit G, Form of the Assignment of Subcontractor Warranties
(j)	Exhibit H, Form of the Assignment of Architect’s Warranties
(k)	Exhibit I, Form of Seller’s Construction Warranty
(l)	Exhibit J, Digital Assets
(m)	Exhibit K, Non-Compete Agreement
9.14	[Intentionally Omitted.]
9.15.

Tax-Deferred Exchange.  Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange.  Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.16Confidentiality.  Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall disclose the Purchase Price or any other economic terms of this transaction, and each party agrees to use best efforts to prevent disclosure of any such restricted information by any third party.  Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, or (c)

any applicable securities law, rule and/or regulation.   The provisions of this Section 9.16 shall survive Closing or any termination of this Agreement.

9.17

Independent Consideration.  Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period.

9.18

Non-Competition.  Seller shall deliver a non‑compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in form attached hereto as Exhibit K, executed by Seller, and Sanford J. Fleschman, Russ Colvin, Andrew Youngquist (collectively, the “Restricted Parties”). The Non-Compete Agreement shall provide that neither the Restricted Parties nor any of their respective principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop, own, lease, manage or operate a self storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the Property.

9.19Environmental.  In the event that Purchaser determines, prior to Closing, that there are conditions on, at or relating to the Property which are in material non-compliance with Environmental Requirements or that Hazardous Materials exist on or under the Property that will require remediation under any applicable federal or state laws, then, notwithstanding anything to the contrary contained herein, Purchaser may terminate this Agreement within 30 days after Purchaser becomes aware of such matters by written notice to Seller, in which event, the Earnest Money shall be immediately returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any instructions to the contrary which might be provided by Seller, and thereafter neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations.

9.20Force Majeure. If either party shall be prevented or delayed from timely performing any obligation or satisfying any condition under this Agreement by reason of Force Majeure (as such term is defined in this paragraph below), then the time to perform such obligation or to satisfy such condition shall be extended on a day-for-day basis for the period of the delay caused by such event, but in no event in excess of an aggregate of twenty-two (22) calendar days. As used in this Agreement, the term “Force Majeure” shall mean floods, extreme weather, earthquakes, and other Acts of God, fire and other casualties, strikes, job actions, and other labor disturbances, war, terrorist acts, insurrections, and civil commotions, shortages and unavailability of materials, supplies, labor, utilities, services, equipment, and systems, vandalism, reasonably unanticipated requirements of any governmental agency, uncharacteristic governmental inaction, delay, or interference, and any other events of a similar nature.

9.21Discretion. Where in this Agreement Seller or Purchaser is expressly required or permitted to give or make any consent, approval, determination, acknowledgment, or judgment, or to make any designation or determination, or any matter or decision expressly may be in Seller’s or Purchaser’s discretion or otherwise to Seller’s or Purchaser’s satisfaction, such shall not be unreasonably delayed, conditioned, or denied, except to the extent expressly stated to be in such party’s sole and absolute discretion.

9.22Survival. The representations, warranties, and covenants of Section 4.3 above and  Section 5 above shall survive the Closing Date only through the first (1st) anniversary of the Closing Date, provided, however, any term thereof shall survive thereafter to the extent reasonably required in order for a court of competent jurisdiction to adjudicate a claim on such term through final determination and enforcement thereof, if Purchaser shall have filed in such court and served on Seller a complaint alleging violation of such term on or before such anniversary.

[Signature page to follow and remainder of page intentionally left blank]

Executed to be effective as of the Effective Date.

SELLER:

Escondido-Metcalf SS, LLC, a Delaware limited liability company

By: /s/ Sanford J. Fleschman

Name: Sanford J. Fleschman

Title: Managing Member

Date: April 15, 2018

PURCHASER:

SST IV Acquisitions, LLC, a Delaware limited liability company

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer

Date: April 16, 2018

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the  16th day of April, 2018, and (ii) the Two Hundred Seventy-Five Thousand and no/100 Dollar ($275,000.00) earnest money deposit on the 17th day of April, 2018, and agrees to hold and dispose of the Earnest Money strictly in accordance with the provisions of this Agreement.  Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

Commonwealth Land Title

By: /s/ Kelly Ralph

Name: Kelly Ralph

Title: AVP / Commercial Escrow Officer